Exhibit 99.1

Longeveron and University of Miami Expand Exclusive License Agreement, and Enter into CRADA To Facilitate Future Collaborations

Agreement Provides Additional Intellectual Property and Clinical Data for Longeveron While Strengthening Research and Development Relationship

Miami, Florida—March 10, 2021— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, announced today that the Company has expanded and amended its exclusive license agreement (ELA) related to Lomecel-B technology rights, and entered into a Collaborative Research and Development Agreement (CRADA) with the University of Miami (UM).

On November 20, 2014, the Company entered into an ELA with UM for the use of medicinal signaling cell (MSC) technology rights developed at UM by the Company’s Chief Science Officer, Joshua Hare, M.D., who is also founding director of the Interdisciplinary Stem Cell Institute at the UM Miller School of Medicine. The expanded and amended ELA includes the following:

●	Two Investigational New Drug (INDs) applications, and all associated research data:

o	BB-IND 15,679: allogeneic human mesenchymal stem cells for Aging Frailty

o	BB-IND 16,045: allogeneic human mesenchymal stem cells for treatment of Hypoplastic Left Heart Syndrome

●	Patent application for methods for treating endothelial dysfunction;

●	Exclusive option to obtain a license to additional intellectual property related to treatment of HLHS and dilated cardiomyopathy;

●	Modification of milestone payments and payment deadlines owed to UM.

Geoff Green, CEO of Longeveron, stated, “Our relationship with the University of Miami extends back to the founding of Longeveron, and this arrangement gives Longeveron access to additional clinical data to support its development programs and regulatory filings, strengthens the relationship between UM and Longeveron, and facilitates future technology transfer arrangements between the two entities.” Mr. Green continued: “I am thrilled to see this CRADA instituted between UM and Longeveron as a means to streamline future technology transfers that are mutually beneficial to the University and the Company.”

Norma Sue Kenyon, Ph.D., Vice Provost for Innovation at the University of Miami and Chief Innovation Officer of the Miller School of Medicine, commented, “We are excited to expand our collaboration with Longeveron as they have continued to effectively execute against key milestones. Moreover, following the recent IPO to Nasdaq, we believe Longeveron is well capitalized to further advance the platform. These technologies, originally developed by Dr. Hare and his team at the University of Miami, address very significant market opportunities. We believe Longeveron is the ideal partner to advance these technologies through clinical development in order to achieve the ultimate goal of helping patients with severe life-threatening and quality of life issues.”

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: lgvn@crescendo-ir.com